Exhibit 5.1

DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 www.dlapiper.com

November 13, 2023

Skyward Specialty Insurance Group, Inc.

800 Gessner Road, Suite 600

Houston, TX 77024-4284

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Skyward Specialty Insurance Group, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of 5,175,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), which consists of 2,150,000 shares to be sold by the Company and (ii) 2,350,000 shares to be sold by The Westaim Corporation (including up to 675,000 shares of common stock to be sold by The Westaim Corporation pursuant to an overallotment option granted to the underwriters), pursuant to the Company’s Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission (the “Commission”) on October 11, 2023, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The shares of Common Stock to be registered by the Company pursuant to the Registration Statement are referred to herein as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company. We express no opinion concerning any law other than the laws of the State of Delaware.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth above, we are of the opinion that the Shares have been duly authorized and validly issued and are fully-paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)